Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Insurance Auto Auctions, Inc.:

We consent to the use of our report dated March 11, 2005, with respect to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 26, 2004 and December 28, 2003 and the related consolidated statements, statements of shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 26, 2004, incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

August 22, 2005